Exhibit 99.1

FINISH LINE REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

INDIANAPOLIS— March 27, 2008—The Finish Line, Inc. (NASDAQ:FINL) announced results for the fourth quarter representing the thirteen weeks ended March 1, 2008 (the “fourth quarter” or “Q4”) and the fifty-two week fiscal year ended March 1, 2008 (“Fiscal 2008”).  The Company’s prior fiscal year, which ended March 3, 2007 (“Fiscal 2007”), reflected a fourteen week fourth quarter and fifty-three week fiscal year, thereby adding one additional week to the Fiscal 2007 fourth quarter and fiscal year periods.

FOURTH QUARTER RESULTS:

For the fourth quarter, the Company reported a loss from continuing operations of $38.6 million, or $.82 per diluted share versus income from continuing operations of $25.8 million or $.54 per diluted share for the fourteen weeks ended March 3, 2007 (“Q4 LY”).

For Q4, the non-GAAP income from continuing operations per diluted share was $.45 as compared to $.51 for Q4 LY.  The Q4 non-GAAP income from continuing operations excludes a pretax charge of $81.5 million ($1.20 per diluted share) for costs related to the Genesco merger litigation and settlement.  Also excluded is a pre-tax charge of $5.7 million ($.07 per diluted share) for the non-cash impairment charge to write down long-lived assets for 26 stores pursuant to SFAS No 144.  For Q4 LY, the Company has excluded a pretax charge of $3.6 million ($.05 per diluted share) for non-cash asset impairment charges and excluded the estimated $.08 per diluted share benefit, which was a result of the additional week in Q4 LY. A reconciliation of loss from continuing operations per diluted share on a GAAP basis to income from continuing operations per diluted share excluding these expenses, a non-GAAP financial measure, is found in the table at the end of the release.

Diluted weighted average shares outstanding were 47,251,000 for Q4 versus 47,557,000 shares outstanding for Q4 LY.

Consolidated net sales from continuing operations were $382.8 million for Q4 compared to $425.7 million reported for Q4 LY.  Comparable store net sales decreased 6.0% for Q4 as compared to the 5.4% comparable store sales decrease reported for Q4 LY.

Mr. Alan H. Cohen, Chairman and CEO, stated, “Our fourth quarter sales reflected the challenging environment for retail in general.  In the Finish Line stores we did not meet our sales expectations, but did drive higher product margins and ended the year with inventory down 4% on a per square foot basis.  We continued our focus on a premium product presentation being the best in class, trend right, and the customers’ first choice for the brands and products we carry.  Our product presentation continues to evolve and improve in both athletic performance and sport style product.  As we begin the new fiscal year, our financial position remains strong with a current net cash balance of over $50 million after completing payment of our portion of the Genesco settlement agreement.”

FULL YEAR RESULTS:

For Fiscal 2008, the Company reported a net loss from continuing operations of $48.1 million or $1.02 per diluted share as compared to income from continuing operations of $40.3 million or $.84 per diluted share for Fiscal 2007.

For Fiscal 2008, the non-GAAP income from continuing operations per diluted share was $.37 as compared to $.81 for Fiscal 2007.  The non-GAAP income from continuing operations excludes a pretax charge of $91.4 million ($1.32 per diluted share) for costs related to the Genesco acquisition, merger litigation and settlement costs.  Also excluded is a pre-tax charge of $5.7 million ($.07 per diluted share) for the non-cash impairment charge to write down long-lived assets for 26 stores pursuant to SFAS No 144.  For the prior fiscal year, the Company has excluded a pretax charge of $3.6 million ($.05 per diluted share)

 for non-cash asset impairment charges and the estimated $.08 per diluted share benefit, which was a result of the additional week in Fiscal 2007.

Diluted weighted average shares outstanding were 47,196,000 for Fiscal 2008 versus 47,801,000 shares outstanding for Fiscal 2007.

For Fiscal 2008, consolidated net sales from continuing operations were $1.277 billion versus consolidated net sales from continuing operations of $1.332 billion for Fiscal 2007.  Comparable store net sales decreased 4.7% for the fifty-two week period ended March 1, 2008, compared to the fifty-two week period last year ended March 3, 2007.

Merchandise inventories on a consolidated basis declined to $268.3 million at March 1, 2008 compared to $287.3 million at March 3, 2007.  On a per square foot basis, consolidated inventories decreased 7%.  Finish Line store merchandise inventories decreased 4% compared to one year ago.

FUTURE SALES REPORTING:

The Company plans to discontinue the practice of reporting quarterly sales information in a separate release prior to the reporting of its quarterly earnings.  The Company believes that the simultaneous release of quarterly earnings and sales information in one press release is a practice that is becoming more common among industry peers, and is also consistent with best practices.  Thus, beginning with the first quarter of Fiscal 2009, the Company will issue one press release that will report both sales and earnings for that period.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday, March 28th.  Interested parties may participate in the call by calling 1-706-634-5566 (Conference ID# is 37760311).  Those interested in listening to the call on the web can do so at www.finishline.com.

Interested parties may access a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 37760311).  This replay will be available commencing at approximately 9:45 am ET on Friday, March 28th and will remain available through March 31st.  In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, the outcome of litigation, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 698 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com.

	The Finish Line, Inc.
	Consolidated Statements of Operations
	(In thousands, except per share and store data)

	Thirteen	Fourteen	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	March 1,	March 3,	March 1,	March 3,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$382,753	$425,717	$1,277,162	$1,331,959
Cost of sales (including occupancy expenses)	259,563	289,521	905,726	929,693
Gross profit	123,190	136,196	371,436	402,266

Selling, general, and administrative expenses	88,862	91,495	342,234	335,019
Terminated merger related costs	81,471	-	91,354	0
Asset impairment charge	5,661	3,559	5,661	3,559
Operating (loss) income	(52,804)	41,142	(67,813)	63,688

Interest income, net	457	157	1,380	1,021
(Loss) income from continuing operations before income taxes	(52,347)	41,299	(66,433)	64,709
Income tax (benefit) expense	(13,732)	15,494	(18,358)	24,445
(Loss) income from continuing operations	(38,615)	25,805	(48,075)	40,264
Loss from discontinued operations, net of income tax benefit	(147)	(4,738)	(12,310)	(7,900)
Net (loss) income	$(38,762)	$21,067	$(60,385)	$32,364

(Loss) income per diluted share:
(Loss) income from continuing operations	$(0.82)	$0.54	$(1.02)	$0.84
Loss from discontinued operations	-	(0.10)	(0.26)	(0.16)
Net (loss) income	$(0.82)	$0.44	$(1.28)	$0.68

Diluted weighted average shares outstanding	47,251	47,557	47,196	47,801

Dividends declared per share	$-	$0.025	$0.025	$0.100

Number of stores open at end of period:
Finish Line			697	690
Man Alive			94	86
Paiva			-	13
Total			791	789

	Condensed Consolidated Balance Sheets

		March 1,	March 3,
		2008	2007
		(Unaudited)
ASSETS
Cash and cash equivalents		$72,901	$62,864
Merchandise inventories, net		268,333	287,300
Other current assets		40,573	30,212
Property and equipment, net		217,834	247,468
Other assets		43,832	28,792
Total assets		$643,473	$656,636

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities		$99,931	$142,886
Terminated merger related liability		47,129	-
Deferred credits from landlords		59,642	64,472
Other long-term liabilities		15,479	-
Shareholders' equity		421,292	449,278
Total liabilities and shareholders' equity		$643,473	$656,636

The Finish Line, Inc.
SEC REGULATION G

RECONCILIATION OF FOURTH QUARTER AND FISCAL 2008 AND 2007 (LOSS) INCOME FROM CONTINUING OPERATIONS PER DILUTED
SHARE ON A GAAP BASIS TO (LOSS) INCOME FROM CONTINUING OPERATIONS PER DILUTED SHARE ON A NON-GAAP BASIS

	Thirteen	Fourteen	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	March 1, 2008	March 3, 2007	March 1, 2008	March 3, 2007

(Loss) income from continuing operations per diluted share on a GAAP Basis	$(0.82)	$0.54	$(1.02)	$0.84

Add: terminated merger related costs	1.20	-	1.32	-

Add: asset impairment charge	0.07	0.05	0.07	0.05

Subtract: fifty-third week included in Fiscal 2007	-	(0.08)	-	(0.08)

Income per diluted share on a non-GAAP basis (a)	$0.45	$0.51	$0.37	$0.81

    (a)    Income from continuing operations per diluted share excluding the amounts noted above is a non-GAAP financial measure.
The Company believes this is an important metric as it represents our income per diluted share from continuing operations without the impact of terminated merger related costs, asset impairment charge and the fifty-third week included in Fiscal 2007.

CONTACTS:
Investor Relations:
   Kevin S. Wampler,  (317) 899-1022 ext. 6914
   Executive Vice President - Chief Financial Officer

Media Requests:
   Elise Hasbrook, (317) 899-1022 ext. 6827
   Corporate Communications Manager